Exhibit 5

                       McGuire, Woods, Battle & Boothe LLP
                                One James Center
                               Richmond, Virginia

                                  May 13, 1998



Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

                    Circuit City Stores, Inc. (the "Company")

Ladies and Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 ("the Registration Statement") relating to the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan, as Amended and Restated February 17, 1998 (the "Plan"). The Registration Statement covers (i) 1,000,000 shares of Circuit City Group Common Stock, par value $.50, which have been reserved for issuance under the Plan,
(ii) 1,000,000 Rights to Purchase Preferred Stock, Series E, $20.00 par value, attached in equal number to the shares of Circuit City Group Common Stock which may be issued under the Plan, (iii) an indeterminate number of shares of CarMax Group Common Stock, par value $.50, issuable upon any conversion of the shares of Circuit City Group Common Stock, and (iv) an indeterminate number of Rights to Purchase Preferred Stock, Series F, $20.00 par value, attached in equal number to the shares of CarMax Group Common Stock ("CarMax Rights").

         In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion. We assume for purposes of this opinion that prior to the issuance of the CarMax Group Stock upon a conversion of the Circuit City Group Stock, the Company takes all actions necessary to authorize such conversion (and the issuance of the CarMax Group Stock in connection therewith) in accordance with the Amended and Restated Articles of Incorporation of the Company. We also assume for purposes of this opinion that at the time of such conversion, the Company has a sufficient number of authorized but unissued shares of CarMax Group Stock, and, if CarMax Rights are issuable in connection therewith, Series F Preferred Stock, respectively, to effect such conversion.

         Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

         1. The 1,000,000 shares of Circuit City Group Common Stock which are authorized for sale under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

         2. The CarMax Group Stock has been duly authorized, and, when issued upon conversion of the Circuit City Group Stock in accordance with the Amended and Restated Articles of Incorporation of the Company, will be validly issued, fully paid and nonassessable.

         3. All corporate actions required under the laws of the Commonwealth of Virginia have been taken for the 1,000,000 Rights to purchase Preferred Stock, Series E, when issued in accordance with the terms and provisions of the Rights Agreement ("Rights Agreement") dated April 14, 1998 between the Company and Norwest Bank Minnesota, N.A., as rights agent, to be validly issued.

         4. All corporate actions required under the laws of the Commonwealth of Virginia have been taken for the CarMax Rights, if and when issued upon conversion of the Circuit City Group Common Stock in accordance with the Company's Amended and Restated Articles of Incorporation and in accordance with the terms and provisions of the Rights Agreement, to be validly issued.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                           Very truly yours,


                           /s/ McGUIRE, WOODS, BATTLE & BOOTHE LLP